Exhibit 99.1

Cactus Announces CFO Transition Plan

HOUSTON — November 14, 2018 — Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced that the Company has appointed Stephen Tadlock, who has served as the Company’s Vice President and Chief Administrative Officer, to the position of Vice President and Chief Financial Officer, effective March 15, 2019.  Brian Small, the current Chief Financial Officer, will remain with the Company and transition full-time to a new role as Senior Finance Director, where he will oversee various corporate and operational finance functions.

Scott Bender, President and CEO of Cactus, commented, “I want to congratulate Steve on his new appointment.  Since joining Cactus in 2017, Steve has done a masterful job managing our transition to a public company by coordinating legal, accounting, banking, compliance and Board requirements.  In addition, Steve has overseen various functions, including Human Resources, Investors Relations, and IT.”

Mr. Bender continued, “I want to thank Brian for his invaluable contributions to the Company since our early days as a start-up to our current position as a New York Stock Exchange-listed company.  We are grateful for his service as CFO, understanding of his desire to step back, and we look forward to the contributions he will continue to make in his new role.”

Mr. Tadlock was appointed Vice President and Chief Administrative Officer of Cactus in March 2018. He joined the Company in June 2017 as Vice President of Corporate Services. He worked with Cactus Wellhead, LLC, the operating subsidiary of Cactus, since its founding in 2011 as a Board observer on behalf of Cadent Energy Partners.  Mr. Tadlock previously worked at Cadent Energy Partners LLC from 2007 to 2017, where he most recently served as a Partner from 2014 to 2017. Prior to joining Cadent Energy Partners LLC, Mr. Tadlock was a consultant to Cairn Capital, a London based asset management firm.  Previously he was Associate to the CEO of SoundView, a publicly traded investment bank in Old Greenwich, Connecticut. Mr. Tadlock began his career as an analyst at UBS Investment Bank in New York, New York. Mr. Tadlock graduated from Princeton University in 2001 with a Bachelor of Science in Engineering in Operations Research and from the Wharton School at the University of Pennsylvania in 2007 with a Master of Business Administration.

About Cactus, Inc.

Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion (including fracturing) and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates 15 service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, SCOOP/STACK, Marcellus, Utica, Eagle Ford and Bakken, among other areas, and one service center in Eastern Australia.

Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com

Source: Cactus, Inc.